UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
JDS Uniphase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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JDS UNIPHASE CORPORATION

430 North McCarthy Boulevard

Milpitas, California 95035

(408) 546-5000

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2012

The following information supplements and amends the proxy statement (the “Proxy Statement”) of JDS Uniphase Corporation (“JDSU” or the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or “Board of Directors”) for the 2012 Annual Meeting of the Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”). This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2012. Capitalized terms used in this Supplement that are not otherwise defined herein have the meanings ascribed to them in the Proxy Statement.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only holders of shares of the Company’s Common Stock and holders of Exchangeable Shares of JDS Uniphase Canada Ltd., a subsidiary of the Company, at the close of business on September 17, 2012, the record date established by the Board as required by Delaware law, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

On October 2, 2012, the Company filed the Proxy Statement in connection with the Company’s Annual Meeting scheduled to be held on Wednesday, November 14, 2012, at 9:00 a.m. Pacific Time at 690 North McCarthy Boulevard, Milpitas, California 95035. At the Annual Meeting, the Company is requesting that the stockholders of the Company approve amendments to the Company’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), as set forth in Proposal 5 of the Proxy Statement (“Proposal 5”).

After filing the Proxy Statement, the Company’s management determined that it was appropriate to disclose additional information concerning the Company’s proposal to increase the number of shares available for grant under the 2003 Plan (the “Pool Increase”) and the process the Company undertook in determining the appropriate number of shares to be included in the Pool Increase. In evaluating the Pool Increase, the Compensation Committee (the “Committee”) of the Board of Directors consulted with Compensia, Inc. (“Compensia”), the Committee’s external compensation consultant. The Committee considered Compensia’s guidance with respect to best practices among peer group companies regarding equity compensation. Compensia also, at the Company’s request, reviewed the proposal to confirm that the metrics related to the Pool Increase were consistent with guidelines set forth by Institutional Shareholder Services (“ISS”), a third party proxy advisory firm.

The Committee further considered the Company’s historical equity grant practices and noted that there was no present intention to materially alter these practices. The actual number of shares the Company routinely grants to its employees each fiscal year varies based upon total headcount, number of employees hired each year, and benchmarking against market data (which includes the Company’s peer group for executive compensation and survey data from Radford, a compensation consultant, for all employees) relative to overall grant values. These factors make exact forecasting of share usage speculative, and thus the Committee relied primarily upon the Company’s historical share usage (as disclosed in the Proxy Statement) as a reasonable predictor of future needs, as well as Compensia’s guidance and the ISS guidelines in determining the appropriate Pool Increase. Additionally the Committee took into account the fact that the Company continues to view strategic acquisitions of complementary businesses and technologies as an important part of its growth strategy, and the resulting need to ensure sufficient shares are available for issuance under the 2003 Plan to incentivize employees joining the Company as a result of such acquisitions.

Proposal 5 as set forth in the Proxy Statement will be presented for stockholder approval at the Annual Meeting and effectiveness of the amendments to the 2003 Plan as contemplated in Proposal 5 remains subject to receipt of such approval. If a stockholder returns his or her proxy card or votes via the Internet or by telephone at any time (either before or after the date of this Supplement) indicating “FOR” Proposal 5, such vote will constitute a vote in favor of Proposal 5. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by one of the following four ways:

• submitting another proxy card bearing a later date;

• sending a written notice of revocation to the Company’s Corporate Secretary at 430 North McCarthy Boulevard, Milpitas, California, 95035;

• submitting new voting instructions via telephone or the Internet; or

• attending AND voting in person at the Annual Meeting.

If you hold Exchangeable Shares and you wish to direct the Trustee to change the vote attached to the Special Voting Share on your behalf, you should follow carefully the instructions provided by the Trustee provided with the Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

Thomas H. Waechter
Chief Executive Officer and President

Milpitas, California

October 15, 2012